Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM REPORTS 2006 PROVED RESERVES AND
RESERVE REPLACEMENT RATIO GREATER THAN 500%

•	2006 Reserve replacement ratio of 501 percent
•	Proved reserves increase by 18 percent to 2.389 Tcfe
•	3P reserves of 9.945 Tcfe
•	100 percent success in 2006 Wyoming drilling

HOUSTON, Texas – February 20, 2007 – Ultra Petroleum Corp. (AMEX: UPL) today announced that it replaced 501 percent of 2006 production as of the year-ended December 31, 2006. Its total proved oil and gas reserves were 2.389 trillion cubic feet of gas equivalent (Tcfe), up 18 percent from 2.022 Tcfe as of December 31, 2005. Year-end 2006 proved reserves include 2.258 Tcf of natural gas and 21.80 million barrels of oil (Mmbbls). The estimated future net revenue from proved reserves discounted at 10 percent (“SEC PV-10”) is $2.782 billion based on weighted average prices at December 31, 2006, of $4.50 per Mcf for natural gas and $59.96 per bbl for crude oil. All reserves were prepared by Ultra Petroleum’s third party independent reserve consultants. Based on $7.00 per mcf sensitivity analysis for proved reserves at year-end the PV-10 value increases to $5.098 billion. Only those locations included in the company’s budgeted three-year drilling plan are included as proved undeveloped reserves in the report. Locations that are not in the three-year budget, but would otherwise be classified as proved are included in the probable and possible category. For the 8th consecutive year Wyoming reserve estimates were prepared by the independent reservoir engineering firm of Netherland, Sewell and Associates, Inc.

“In 2006 Ultra Petroleum replaced 501 percent of our oil and gas production at a very attractive finding and development cost of $1.10 per Mcfe. Our development program delivered another strong year of performance with proven plus probable reserves now exceeding 6.5 Tcfe. More importantly, the third party identified, engineered, and economic resource base in Wyoming is now measured to be approximately 10 Tcfe net to Ultra Petroleum. Our inventory of low risk, high rate of return natural gas drilling locations continues to grow. Year-end 2006 undrilled locations grew by 90 percent to approximately 4,800 locations. At forecasted 2007 capital expenditure levels, our inventory totals 27 years,” commented Michael D. Watford, Chairman, President and Chief Executive Officer.

Ultra Petroleum Corp.	Page 1 of 3
2006 Reserves

Ultra Petroleum Corp.
Reserves
December 31, 2006

SEC Pricing - $4.50 per Mcf

Reserve Category	Net Gas (BCF)	Net Oil (MMB)	Net Equiv. (BCFE)	PV10 (MM$)	Economic Wells	Future Capex (MM$)

PDP	806.506	7.878	853.774	$1,502.402	526	$1.284
PDNP	36.463	1.329	44.439	$80.427	32	$16.242
PUD	1,415.132	12.622	1,490.864	$1,199.618	536	$1,663.282

Total Proved	2,258.101	21.829	2,389.077	$2,782.447	1,094	$1,680.808

Prepared by Netherland, Sewell and Associates, Inc. and Ryder Scott Company

Ultra Petroleum Corp.
Reserves
December 31, 2006

Natural Gas Sensitivity - $7.00 per Mcf

Reserve Category	Net Gas (BCF)	Net Oil (MMB)	Net Equiv. (BCFE)	PV10 (MM$)	Economic Wells	Future Capex (MM$)

PDP	822.129	7.993	870.089	$2,335.261	528	$1.284
PDNP	36.463	1.329	44.439	$123.219	32	$16.242
PUD	1,449.826	12.899	1,527.222	$2,639.909	562	$1,739.513

Total Proved	2,308.418	22.221	2,441.750	$5,098.389	1,122	$1,757.039

Probable	3,900.752	33.219	4,100.068	$3,301.543	1,997	$6,816.348
2P (PV. + PB.)	6,209.170	55.440	6,541.818	$8,399.932	3,119	$8,573.387
Possible	3,246.981	25.976	3,402.837	$1,304.738	2,316	$7,451.321
3P (PV. + PB. + PS.)	9,456.151	81.416	9,944.655	$9,704.670	5,435	$16,024.708

Prepared by Netherland, Sewell and Associates, Inc. and Ryder Scott Company

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2006 Reserves

About Ultra Petroleum

Ultra Petroleum is an independent, exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming, and oil reserves in Bohai Bay, offshore China. Ultra Petroleum is listed on the American Stock Exchange under the symbol “UPL” with 151,795,633 shares outstanding as at December 31, 2006.

This release can be found at http://www.ultrapetroleum.com

This news release contains “forward-looking statements” as defined by the Securities and Exchange Commission. The opinions, forecast, projections, or statements other than those of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that such expectations will prove to have been correct and undertakes no obligation to update this information. The Company urges investors to consider that these statements are not guarantees of performance and that actual results could and may differ materially from these forward-looking statements.

The SEC permits oil and gas companies, in their SEC filings, to disclose only “proved” reserves that the company has demonstrated to be economically and legally producible under existing economic and operating conditions by actual production or conclusive formation tests. Any reserve estimates in this press release that are not specifically designated as “proved” reserves may include not only proved reserves, but also other categories of reserves that the SEC guidelines allow in news releases but strictly prohibit the Company from including in its SEC filings. Investors are urged to consider this disclosure and additional disclosure in the Company’s Annual Report on Form 10-K, available on its website or by request to 363 North Sam Houston Parkway E., Suite 1200, Houston, 77060 (Attention: Investor Relations). You can also obtain this information from the SEC by calling 1-800-SEC-0330 or on its website at www.sec.gov.

For more information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com

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2006 Reserves